Exhibit 21.1

Subsidiaries of

Radiant Logistics, Inc.

Name of Subsidiary	State of Incorporation or Organization
Radiant Logistics Domestic Services, Inc.	Delaware
Radiant Logistics Global Services, Inc. (formerly Saltspring Acquisition, Inc.)	Delaware
Adcom Express, Inc.	Minnesota
Centrade, Inc.	Minnesota
DBA Distribution Services, Inc.	New Jersey
Navegate, Inc.	South Dakota
Navegate Domestic, LLC	South Dakota
Navegate Logistics, Ltd.	Minnesota
Navegate Supply Chain (Shanghai) Co., Ltd	China
Radiant Global Logistics, Inc. (formerly Airgroup Corporation)	Washington
Radiant Logistics Partners LLC (40% owned by Radiant Global Logistics, Inc.)	Delaware
Green Acquisition Company, Inc.	Washington
Highways & Skyways, Inc.	Kentucky
International Freight Systems (Of Oregon), Inc.	Oregon
Select Logistics, Inc.	Florida
Select Cartage Inc.	Florida
Foundation Logistics & Services, LLC	Texas
Radiant Trade Services, Inc.	Washington
Radiant World Trade Services, Inc.	Minnesota
Service By Air, Inc.	New York
Radiant Customs Services, Inc.	New York
Radiant Road & Rail, Inc. (formerly Clipper Exxpress Company)	Delaware
Radiant Global Logistics (CA), Inc. (formerly Wheels MSM US, Inc.)	Delaware
Radiant Transportation Services, Inc. (formerly Radiant Logistics Global Services, Inc.)	Delaware
On Time Express, Inc.	Arizona
Radiant Off-Shore Holdings, LLC	Washington
Radiant Global Logistics (Canada) Inc. (formerly Wheels International Inc)	Ontario, Canada
2062698 Ontario Inc.	Ontario, Canada
RGL Mexico LLC	Washington
Radiant Global Logistics (MX) S. de R.L. de C.V.	Mexico
Radiant Global Logistics (HK) Limited	Hong Kong
Radiant Global Logistics (Shanghai) Ltd.	China
Radiant BPO Services Inc.	Philippines
Radiant Support Services (PH) Inc.	Philippines